Exhibit 99.1

NEWS BULLETIN

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro Chairman & CEO (312) 346-8100	Leslie Loyet Investors/Media (312) 640-6672 lloyet@mww.com

FOR  IMMEDIATE RELEASE                                                                                                                                 NYSE:  ORI
WEDNESDAY, APRIL 29, 2009

OLD REPUBLIC COMPLETES OFFERING OF CONVERTIBLE SENIOR NOTES DUE 2012

CHICAGO – April 29, 2009 - Old Republic International Corporation (NYSE: ORI), announced that it has completed its previously reported public offering of 8% Convertible Senior Notes due 2012.  The Company indicated that the underwriters had exercised fully their option to purchase additional Notes to cover over-allotments.  As a result the total offering reached $316.25 million aggregate principal amount of Convertible Senior Notes up from the $275 million announced on April 23, 2009.  Old Republic expects to use the net proceeds of the offering to increase the capital of its general and title insurance business segments, to repay a portion of short term indebtedness, and for general corporate purposes.

The Convertible Senior Notes bear interest at a rate of 8.00% per year (payable semiannually on May 15 and November 15 of each year) mature on May 15, 2012, and are convertible into 86.8056 shares of common stock at any time prior to maturity.

Merrill Lynch & Co., and J.P. Morgan Securities Inc., acted as joint bookrunning managers for the offering.

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages primarily in the property & liability, mortgage guaranty, and title insurance fields.  One of the nation’s 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $13.29 billion and shareholders’ equity of $3.64 billion or $15.47 per share. Its current stock market valuation is approximately $2.27 billion, or $9.45 per share.

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